Exhibit 99.1

Liberty Media to Acquire Celebrate Express

Leading Provider of Party Supplies and Costumes Enhances Web Strategy

ENGLEWOOD, Colo.& KIRKLAND, Wash, – June 26, 2008 /PRNewswire-FirstCall/–Liberty Media Corporation (Nasdaq:  LINTA, LMDIA, LCAPA) (“Liberty”) and Celebrate Express (Nasdaq:  BDAY) (“Celebrate”) today announced they have entered into a definitive agreement for Liberty to acquire Celebrate, a leading online and catalog retailer of party supplies and costumes marketed under the brands Birthday Express, 1st Wishes and Costume Express.  Under the terms of the agreement approved by both boards of directors, Liberty will pay $31 million in cash, or $3.90 per Celebrate share.  Celebrate will be attributed to the Liberty Interactive Group.

“We look forward to Celebrate Express joining the Liberty Media family and combining it with BUYSEASONS, Inc. the Internet costume and party retailer acquired by Liberty Media in 2006.This will make BUYSEASONS the stand out leader in the online party, costume and Halloween industry,” said Michael Zeisser, Senior Vice President of Liberty Media.  “The Celebrate Express acquisition represents another step in our stated strategy to acquire niche e-Commerce businesses whose value we can enhance”.

“We are excited that Liberty Media will continue Celebrates’ mission of creating category specific brands which are designed to help busy moms celebrate the special moments in the lives of their family,” said Celebrate Express CEO Kevin Green.  “Celebrate Express launched its first catalog, Birthday Express in 1994 to provide a one-stop shop to help busy parents celebrate their children’s birthdays.  Since then we have grown our offerings to focus on milestone birthdays and year-round costume parties, and we are gratified that the Liberty Media acquisition recognizes the growth of our business and offerings.”

“We’re impressed with Celebrate’s expertise in the party category and we look forward to working with them to leverage the strengths of each of our brands,” said Jalem Getz, President and CEO of BUYSEASONS.

The proposed transaction is expected to close in the third calendar quarter of 2008.  Completion of the transaction is subject to Celebrate stockholder approval and other customary closing conditions.  Cowen and Company, LLC is serving as financial advisor to Celebrate.

In connection with the proposed transaction each of Arch Ventures, Thesis Capital and Spencer Management has agreed to vote the shares it owns or controls in favor of the proposed transaction and against any alternative proposal, in addition to other customary agreements.  Combined these shareholders own or control approximately 40% of the outstanding common stock of Celebrate.

About Liberty Media Corporation

Liberty Media Corporation owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to three tracking stock groups: (1) the Liberty Interactive Group (Nasdaq: LINTA), which includes Liberty’s interests in QVC.com, Provide Commerce, Backcountry.com, BUYSEASONS, Bodybuilding.com, IAC/InterActiveCorp, and Expedia, (2) the Liberty Entertainment Group (Nasdaq: LMDIA), which includes Liberty’s interests in the

DIRECTV Group, Inc., Starz Entertainment, FUN Technologies, Inc., GSN, LLC, WildBlue Communications, Inc., and Liberty Sports Holdings LLC, and (3) the Liberty Capital Group (Nasdaq: LCAPA), which includes all businesses, assets and liabilities not attributed to the Interactive Group or the Entertainment Group including its subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., and TruePosition, Inc., and minority equity investments in Time Warner Inc. and Sprint Nextel Corporation.

About BUYSEASONS, Inc.

Founded in 1999 as an Internet specialty retailer, BUYSEASONS’ flagship brand, BuyCostumes.com, is the leading online-only retailer of costumes and accessories. BUYSEASONS offers one of the largest assortments of costumes and party supplies for adults and children at any single location – online or offline. In addition, BUYSEASONS operates a private-label drop ship program for other Internet retailers looking to cash in on the fast growing costume and party supplies markets. BUYSEASONS, Inc. is a wholly owned subsidiary of Liberty Media Corporation attributed to the Liberty Interactive Group (Nasdaq:  LINTA).

About Celebrate Express, Inc.

Celebrate Express is a leading online and catalog retailer of celebration products for families. The Company currently operates two brands: Birthday Express markets children’s party products, and Costume Express markets costumes and accessories. The Company utilizes its branded website Celebrateexpress.com, complemented by its branded catalogs, to offer products as complete coordinated solutions. The Company’s goal is to help families celebrate the special moments in their lives.

SOURCE Liberty Media Corporation

CONTACT:

Courtnee Ulrich of Liberty Media LLC, +1-720-875-5420
Web site: http://www.libertymedia.com

Evelyn Mackey (Investor Relations) of Celebrate Express, Inc., +1-425-250-1064, ext. 186.  Email: invest@celebrateexpress.com

Additional Information

This press release may constitute soliciting material under SEC Rule 14a-12. Participants in this solicitation would include Celebrate Express, Inc. and its Board of Directors, including Keith Crandell, Kevin Green, Jean Reynolds, Kenneth Shubin Stein, MD, Estelle DeMuesy, Don Hughes and Stephen Roseman. You may obtain information regarding the identity of each participant and a description of each participant’s direct or indirect interest in the solicitation from the definitive proxy statement of Celebrate Express, Inc. that will be mailed to you prior to the special meeting of shareholders.

Celebrate Express stockholders will be receiving a proxy statement with respect to the approval of the merger transaction that will contain important information about the terms of the merger.  Stockholders are encouraged to read the entire proxy statement carefully when it becomes available. Stockholders may also obtain additional information from documents filed with the Securities and Exchange Commission (www.sec.gov) and on the Celebrate Express Web site (www.celebrateexpress.com)